CONSENT
I consent to the inclusion in this Offering Statement of Brazil Potash on Form 1-A the disclosure derived from the technical report I prepared in accordance with NI 43-101, entitled "NI 43-101 Technical Report, Autazes Potash Project – Bankable Feasibility Study Report" dated April 22, 2016, such disclosure which will be included and made part of Brazil Potash's Form 1-A filed with the SEC. I also consent to the reference to my name within such Form 1-A.

Name: Dr. Henry Rauche
Title: Managing Director & CEO

Signature:/s/ Dr. Henry Rauche

Date: June 11, 2020